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                                                                      EXHIBIT 11



               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                     Three Months Ended         Six Months Ended
                                                       September 30,              September 30,
                                                  ---------------------      ----------------------
                                                    1998         1997         1998           1997
                                                  --------     --------      --------      --------

Net income                                        $  5,236     $  4,147      $ 10,629      $  8,247
                                                  ========     ========      ========      ========
Net income per common share - diluted             $   0.30     $   0.27      $   0.60      $   0.54
                                                  ========     ========      ========      ========

Pro forma data (2):
    Historical net income                         $  5,236     $  4,147      $ 10,629      $  8,247
    Pro forma adjustments:
        Provision for income taxes                    --            (92)         (291)         (174)
        Acquisition related costs, net of tax         --           --             246          --
                                                  --------     --------      --------      --------
    Pro forma net income                             5,236        4,055        10,584         8,073
                                                  ========     ========      ========      ========
    Pro forma net income per common
        share - diluted                           $   0.30     $   0.26      $   0.60      $   0.53
                                                  ========     ========      ========      ========

Weighted average common and common share
    equivalents outstanding                         17,723       15,395        17,769        15,209
                                                  ========     ========      ========      ========

Calculation of weighted average common and common share equivalents outstanding:

Weighted average of common stock outstanding
                                                    17,105       14,567        17,055        14,453

Weighted average common stock options,
    utilizing the treasury stock method (1)            618          828           714           756
                                                  --------     --------      --------      --------


                                                    17,723       15,395        17,769        15,209
                                                  ========     ========      ========      ========


(1) Utilizing the weighted average stock price of $21.76 and $23.06 per share for the three and six months ended September 30, 1998, respectively, and the weighted average stock price (split adjusted) of $21.74 and $18.83 per share for the three and six months ended September 30, 1997, respectively.
(2) Pro forma data is presented for informational purposes only and includes the following adjustments: (1) A business unit of a business combination with The Tape Company, Inc., which was accounted for as a pooling of interests, was organized as a subchapter S corporation, whereby income taxes were paid individually by the owners. The pro forma provision for income tax adjustment is provided to reflect income tax under a corporate tax structure. (2) Daisytek incurred various acquisition related accounting, legal and other costs applicable to the acquisition of The Tape Company. The pro forma adjustment for acquisition related costs, net of tax, excludes such costs from pro forma net income for the six months ended September 30, 1998.